Exhibit 99(p)(2)

SUBSCRIPTION AGREEMENT

This Subscription Agreement is hereby made as of the 21st day of January 2015, by and between Pomona Investment Fund, a Delaware statutory trust (the “Trust”), and Pomona Management LLC, a limited liability company organized under the laws of the State of Delaware (the “Subscriber”).

WHEREAS, the Trust is a newly formed, closed-end management investment company under the Investment Company Act of 1940, as amended; and

WHEREAS, the Subscriber wishes to subscribe for and purchase from the Trust, and the Trust wishes to sell to the Subscriber, 10,000 Class A shares (the “Shares”) of the Trust’s common stock (the “Common Stock”), for a purchase price of $10.00 per Share, or an aggregate purchase price of $100,000.

NOW, THEREFORE, the Trust and the Subscriber agree as follows:

1.	The Subscriber subscribes for, and agrees to purchase from the Trust, the Shares for a purchase price of $10.00 per Share and an aggregate purchase price of $100,000. The Subscriber hereby agrees to pay for the Shares at the time of purchase upon demand for payment made by an officer of the Trust.

2.	The Trust agrees to sell the Shares to the Subscriber promptly upon its receipt of the aggregate purchase price.

3.	To induce the Trust to accept its subscription for the Shares, the Subscriber hereby acknowledges that:

a.	the Shares being subscribed for have not been and will not be registered under the Securities Act of 1933, as amended (“Securities Act”), or registered or qualified under the securities laws of any state;

b.	the Shares will be sold by the Trust in reliance on the exemption from registration set forth in Regulation D under the Securities Act;

c.	the Trust’s reliance upon such exemption from the registration requirements of the Securities Act is predicated, in part, on the representations and agreements contained in this Subscription Agreement;

d.	the Shares are “restricted securities” as defined in paragraph (a)(3) of Rule 144 of the General Rules and Regulations under the Securities Act (“Rule 144”) and cannot be sold or transferred by the Subscriber unless they are subsequently registered under the Securities Act or unless an exemption from registration under the Securities Act is available; and

e.	the Trust makes no representation or warranty as to the availability to the Subscriber of any exemption from the registration provisions of the Securities Act pursuant to which the Subscriber may resell the Shares.

The Subscriber understands that a primary purpose of the information acknowledged in subparagraphs (a) through (e) above is to put the Subscriber on notice regarding certain restrictions on the transferability of the Shares.

4.	To further induce the Trust to accept its subscription for the Shares, the Subscriber:

a.	represents and warrants that the Shares are being acquired for investment purposes for its own account and not on behalf of any other person or persons and not with a view to, or for sale in connection with, any public distribution thereof;

b.	acknowledges that it is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act;

c.	acknowledges that it has such knowledge and experience in financial and business matters (and particularly in the business in which the Trust operates) as to be capable of evaluating the merits and risks of the investments in the Shares; and

d.	agrees that any certificates representing the Shares will bear a legend substantially in the following form:

The shares represented by this certificate have been acquired for investment and have not been registered under the Securities Act of 1933 or any other federal or state securities law. These shares may not be offered for sale, sold or otherwise transferred unless registered under said securities laws or unless some exemption from registration is available.

5.	This Subscription Agreement and all of its provisions shall be binding upon the legal representatives, heirs, successors and assigns of each of the parties hereto. This Subscription Agreement may be signed in one or more counterparts, each of which shall be deemed to be an original.

6.	This Subscription Agreement is executed on behalf of the Trust by an officer of the Trust as an officer and not individually, and the obligations imposed upon the Trust by this Subscription Agreement are not binding upon any of the Trust’s trustees, officers or stockholders individually, but are binding only upon the assets and property of the Trust.

[Signature Page Follows]

IN WITNESS WHEREOF, the Trust and the Subscriber have caused their duly authorized officers to execute this Subscription Agreement as of the date first above written.

POMONA Investment FUND

By:	/s/ Ryan Levitt

Name:	Ryan Levitt

Title:	Vice President

POMONA MANAGEMENT LLC

By:	/s/ Fran N. Janis

Name:	Fran N. Janis

Title:	Vice President and Secretary

[Signature Page to Subscription Agreement of Pomona Investment Fund]